Exhibit 10.1

One Sansome St. 33rd FloorSan

Francisco, CA 94104

hr@wish.com

October 7, 2021

VIA EMAIL

Ying (Vivian) Liu

Dear Vivian:

Contextlogic Inc. (the “Company” or “Wish”) is pleased to offer you employment in our San Francisco office, on the following terms:

1.

Position and Start Date. Your title will be Chief Financial Officer. In this role, you will report to the Company’s Chief Executive Officer and you will be expected to perform such duties and exercise such responsibilities as are assigned from time-to-time. In carrying out these duties and responsibilities, you shall comply with all policies, procedures, rules and regulations, both written and oral, as are provided by the Company from time-to-time, and carry out said duties and responsibilities in a diligent, faithful and honest manner. Your employment start date with the Company is currently October 25, 2021. You may delay your employment start date for up to three (3) weeks from October 25, 2021 if necessary to transition out of your current employment and if you provide written notice to the Company on your intention to delay your start date by no later than October 15, 2021. Your employment start date with the Company will also be your appointment date for external reporting purposes. This is a full-time position.

2.

Compensation. The Company will pay you a starting base salary of $550,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies and procedures in effect from time to time.

3.

Signing Bonus: This offer includes a signing bonus in the amount of $425,000, which will be paid to you within 90 days of your start date. If you voluntarily resign or are terminated for cause (as defined in the Executive Severance and Change in Control Agreement, as further described below) from the Company before the one-year anniversary of your start date, you agree to repay the Company the full net amount of the signing bonus within 30 days of your separation date.

4.

Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, including our group health insurance plan, in accordance with the applicable plan documents and policies. The Company reserves the right to modify or discontinue such benefit plans in its sole discretion. In addition, you will be eligible to participate in the Company’s paid time off policy, as in effect from time to time. A copy of the current paid time off policy will be provided to you upon hire and any subsequent versions will be posted on the Company’s wiki/intranet.

5.

Restricted Stock Units. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted the awards of Restricted Stock Units (“RSUs”) identified below. The RSUs will be subject to the terms and conditions applicable to RSUs granted under the Company’s 2020 Equity Incentive Plan (the “Plan”), as amended, your Notice of Restricted Stock Unit Award, and the applicable Restricted Stock Unit Agreement, which will all be distributed to you as soon as practicable after your employment start date and the RSU grant date.

(a)

Inducement Grant. An “Inducement Grant” award of 2,950,311 RSUs. The RSUs will vest over time based on your continuous service with the Company, with the first 1116th of the RSUs vesting on February 15, 2022. An additional 1/16th of the remaining RSUs will vest on each Company Vesting Date thereafter, provided that you remain in continuous service through each such Company Vesting Date. A “Company Vesting Date” means February 15th, May 15th, August 15th, or November 15th.

(b)

Make-Whole Grant. A “Make-Whole Grant” award of 329,969 RSUs. The RSUs will vest in four (4) equal quarterly installments, based on your continuous service with the Company, with the first 114th of the RSUs vesting on February 15, 2022. An additional 114th of the RSUs will vest on each Company Vesting Date thereafter, provided you remain in continuous service through each such Company Vesting Date. A “Company Vesting Date” means February 15th, May 15th, August 15th, or November 15th.

6.

Transportation Reimbursement. The Company will reimburse you for the reasonable expenses incurred by you for taking a car service to and from our San Francisco office for up to two (2) days a week, subject to you providing receipts of such service and submitting such receipts in accordance with the Company’s Expense Reimbursement Policy.

7.

Executive Severance and Change in Control. Attached as Exhibit A is the Executive Severance and Change in Control Agreement, pursuant to which you will be eligible for certain severance and acceleration benefits in connection with certain qualifying terminations of your employment with the Company.

8.

Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit B. We also want to make clear that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary information of any former employer or other entity or to violate any other obligations you may have to any former employer or other entity. By signing this agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prevent you from performing your duties for the Company.

9.

Conflicts of Interest. During your employment, you agree not to engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, which materially interferes with the performance of your job duties, or creates a conflict of interest (this includes any other full-time employment arrangements); provided, however, that you may continue to provide services and/or continue to engage in the current business activities that you list on Exhibit C hereto during your employment with the Company. During your employment with the Company, you may request (and submit to Wish for approval) an Outside Activity Disclosure Form from hr@wish.com to disclose any other outside employment, business, or activity in which you intend to engage during employment with Wish. Failure to make disclosures is considered a material representation that you are not engaged or associated with any such outside activities at the beginning of employment. You will be responsible for complying with Wish’s Conflict of Interest Policy, including updated disclosures of such outside activities, at all times during employment.

10.

Employment Relationship. Employment with the Company is at-will. This means that you have the right to resign and the Company has the right to terminate your employment at any time, for any or no reason, with or without cause, and with or without notice. Any contrary representations that may have been made to you are superseded by this letter agreement. This, along with the Confidential Information and Invention Assignment Agreement, is the full and complete agreement between you and the Company on this term. Although your job duties, title, responsibilities, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the CEO of the Company.

11.	Tax Matters.

(a)	Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)

Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

12.

Interpretation, Amendment and Enforcement. This letter agreement and the accompanying exhibits, including the Confidential Information and Invention Assignment Agreement, along with documents related to your equity grants, constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior between you and the Company. This letter agreement may only be amended by an authorized officer of the Company.

13.

Arbitration of Disputes. The Company and I mutually consent to the resolution by arbitration, under the applicable rules of JAMS (which are available at jamsadr.com, or from the Company upon my request), of all claims (common law or statutory) that the Company might have against me, or that I may have against the Company, its affiliated companies, the directors, employees or agents of any such company, and all successors and assigns of any of them. The Company and I waive the right to have a court or jury trial on any arbitrable claim. The Federal Arbitration Act shall govern this arbitration agreement, or if for any reason the FAA does not apply, the arbitration law of the state in which I rendered services to the Company. Notwithstanding any provision of the JAMS Rules, arbitration shall occur on an individual basis only, and a court of competent jurisdiction (and not an arbitrator) shall resolve any dispute about the formation, validity, or enforceability of any provision of this arbitration agreement. I waive the right to initiate, participate in, or recover through, any class or collective action. To the maximum extent permitted by law, the arbitrator shall award the prevailing party its costs and reasonable attorney’s fees; provided, however, that the arbitrator at all times shall apply the law for the shifting of costs and fees that a court would apply to the claim(s) asserted. Nothing in this arbitration agreement prevents me from filing or recovering pursuant to a complaint, charge, or other communication with any federal, state or local governmental or law enforcement agency. This arbitration agreement shall remain in effect notwithstanding the termination of my association with the Company. To opt-out of this paragraph, you must complete an opt-out form prior to your start date. Please email hr@wish.com for the form.

14.

Contingencies. This offer is contingent upon proof of identity and work eligibility, which must be submitted to the Company within 72 hours of your start date. Your continued employment with the Company is contingent upon you remaining authorized to work in the United States for Wish. The Company reserves the right to conduct background, credit and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon clearance of such background, credit and/or reference checks, including satisfactory responses to a D&O questionnaire.

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating this letter agreement and the enclosed exhibit, and returning them to me. This offer, if not accepted, will expire at the end of the day on October 8, 2021.

Very truly yours, CONTEXTLOGIC INC. /s/ Piotr Szulczewski Piotr Szulczewski CEO 10/19/2021

Enclosures

I have read and accept this employment offer:

Name    Ying (Vivian) Liu

Signature

/s/ Ying (Vivian) Liu

Date (MM/DDMYYY)    10/7/2021